EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-72229, Registration Statement No. 333-104320, Registration Statement No. 333-34638, Registration Statement No. 333-49948, and Registration No. 333-83112 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 of Kilroy Realty Corporation on Form S-8 of our reports dated March 1, 2005, relating to the financial statements and financial statement schedule of Kilroy Realty Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report of Kilroy Realty Corporation on Form 10-K for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 29, 2005